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Exhibit 5.5

[Letterhead of Bass, Berry & Sims PLC]

October 13, 2009

Board of Directors
Regal Cinemas, Inc.
Board of Managers
UA Swansea, LLC
c/o Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918

Ladies and Gentlemen:

        We have acted as local counsel for Regal Cinemas, Inc., a Tennessee corporation (the "Company") and UA Swansea, LLC, a Tennessee limited liability company ("Swansea"), in connection with the Registration Statement on Form S-4 filed by Regal Cinemas Corporation, a Delaware corporation ("Regal"), Regal Entertainment Group, a Delaware corporation ("Parent"), and certain of Regal's subsidiaries named therein including the Company and Swansea (the "Subsidiary Guarantors"), with the Securities and Exchange Commission (as the same may be amended, the "Registration Statement") in connection with the proposed offering of up to $400,000,000 in aggregate principal amount of Regal's 8.625% Senior Notes Due 2019 (the "Exchange Notes") and the related joint and several, irrevocable and unconditional guarantees (the "Guarantees") of the Exchange Notes by Parent, the Company (the "Company Guarantee"), Swansea (the "Swansea Guarantee") and the other Subsidiary Guarantors, in exchange for up to $400,000,000 in aggregate principal amount of Regal's currently outstanding 8.625% Senior Notes due 2019 issued in July 2009 (the "Outstanding Notes"). The Outstanding Notes are, and the Exchange Notes will be, governed by the Indenture dated July 15, 2009 (the "Indenture") among Regal, Parent, the Company, Swansea, the other Subsidiary Guarantors, and U.S. Bank National Association, as Trustee (the "Trustee").

        For purposes of the opinions expressed in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. Among other things, we have examined and relied upon copies of the following:

  1.
  the Indenture executed and delivered by the Trustee, Regal, and the Subsidiary Guarantors;

  2.
  the Second Amended and Restated Charter of the Company;

  3.
  the Bylaws of the Company certified by the Secretary of the Company;

  4.
  the Articles of Organization, as amended, of Swansea;

  5.
  the Amended and Restated Operating Agreement of Swansea certified by the Secretary of Swansea;

  6.
  certificates of good standing of the Company and Swansea issued by the Secretary of State of Tennessee;

  7.
  certain resolutions of the Board of Directors of the Company adopted by written consent on July 8, 2009, certified by the Secretary of the Company, as being complete, accurate and in effect, relating to, among other things, authorization of the Registration Statement, the authorization of the Indenture and matters in connection therewith; and

  8.
  certain resolutions of the Board of Managers of Swansea adopted by written consent on July 8, 2009, certified by the Secretary of Swansea, as being complete, accurate and in effect,

    relating to, among other things, authorization of the Registration Statement, the authorization of the Indenture and matters in connection therewith.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies, the due authorization (other than by the Company and Swansea), execution, acknowledgement and delivery by all parties thereto of all documents examined by us, that those documents examined by us constitute legal, valid and binding obligations of each of the parties thereto (other than the Company and Swansea), and that the parties (other than the Company and Swansea) executing and delivering such documents had authority to do so. As to questions of fact not independently verified by us, we have relied, to the extent we deemed appropriate, upon the representations and warranties of the Company and Swansea set forth in certificates of the officers of the Company and Swansea, public officials and other appropriate persons and we have assumed the correctness and accuracy of all facts set forth in such certificates.

        Upon the basis of the foregoing, we are of the opinion that:

  1.
  The Company is a corporation validly existing and in good standing under the laws of the State of Tennessee.

  2.
  Swansea is a limited liability company validity existing and in good standing under the laws of the State of Tennessee.

  3.
  The execution, delivery and performance of the Indenture by the Company has been duly authorized by all necessary corporate action of the Company, and the Company has all necessary corporate power and authority to enter into the Indenture.

  4.
  The execution, delivery and performance of the Indenture by Swansea has been duly authorized by all necessary limited liability company action of Swansea, and Swansea has all necessary limited liability company power and authority to enter into the Indenture.

  5.
  The execution, delivery and performance of the Company Guarantee by the Company has been duly authorized by all necessary corporate action of the Company, and the Company has all necessary corporate power and authority to enter into the Company Guarantee.

  6.
  The execution, delivery and performance of the Swansea Guarantee by Swansea has been duly authorized by all necessary limited liability company action of Swansea, and Swansea has all necessary limited liability company power and authority to enter into the Swansea Guarantee.

        Our opinion expressed above is limited to the present law of the State of Tennessee and we do not express any opinion herein concerning any other law.

        This opinion is solely for the benefit of the named addressees hereof. No other person may rely on this opinion for any other purpose or in any other context; provided that Hogan & Hartson LLP may rely on this opinion solely for the purposes described below. This opinion may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

        We hereby consent to Hogan & Hartson LLP's reliance upon this opinion in the formation of its opinion to Regal on the validity and enforceability of the Exchange Notes and the Guarantees and to the use of our name in the prospectus forming part of the Registration Statement filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") with respect to the offering of the Exchange Notes and the Guarantees. In giving this consent, we do not hereby admit that we are within the category of person whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Bass, Berry & Sims PLC

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  Exhibit 5.5